STEMCELLS, INC. APPOINTS IAN MASSEY AS PRESIDENT AND CHIEF OPERATING OFFICER

NEWARK, Calif. (March 24, 2015) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing novel cell-based therapeutics for disorders of the central nervous system, today announced that Ian Massey, D. Phil., has joined its executive team as President and Chief Operating Officer, effective March 23, 2015. In this new role, Dr. Massey has direct responsibility for all aspects of the Company’s research and development, manufacturing, regulatory affairs, and quality assurance activities. He reports to Martin McGlynn, the Company’s Chief Executive Officer.

Dr. Massey has over thirty years of pharmaceutical industry experience in all phases of product development, from pre-clinical research and target selection through drug marketing approval. Most recently, he was the COO and President of U.S. Operations of Biotie Therapies Corporation, a publicly traded Finnish company focused on neurodegenerative and psychiatric disorders. Prior to this, in May 2006, Dr. Massey co-founded Synosia Therapeutics. Under Dr. Massey’s leadership as President and CEO, Synosia licensed a portfolio of drug candidates from Novartis, Roche and Syngenta for clinical development as potential therapeutics for the treatment of CNS disorders. Synosia was acquired by Biotie in February 2011.

“We’re extremely delighted to have Ian join StemCells at such an important time in the Company’s development,” said Martin McGlynn, Chief Executive Officer of StemCells, Inc. “Ian has a proven track record in the discovery and development of small molecule and protein therapeutics in multiple therapeutic areas, including CNS disorders. He has demonstrated leadership, organizational, business, and management skills in cross-cultural global environments, to achieve both strategic and financial objectives for several public and private companies, including Syntex Research and Roche.”

“I believe that the Company’s technology has the potential to be a game changer that will dramatically improve the standard of care for patients with an array of CNS disorders for which there are currently no treatments. I am thrilled to be joining StemCells at this important and exciting time for the Company,” said Dr. Massey.

Dr. Massey’s career in the pharmaceutical industry has included over 28 years with Syntex Research and then Roche, where he held roles of increasing responsibility including (i) Vice President and Director of Preclinical Research and Development for Roche Bioscience, (ii) Senior Vice President, Head of the Neurobiology Business Unit and Central R&D, Roche Bioscience, and (iii) Senior Vice President, Head of Research and Preclinical Development, Roche Palo Alto. During his time at Roche and Syntex, Dr. Massey directed and/or contributed to the discovery, preclinical testing, and early clinical development of approximately forty New Chemical Entities which entered clinical studies, over twenty of which progressed to Phase II clinical/proof of concept studies.

Dr. Massey received his D. Phil Degree in Organic Chemistry from Oxford University and then undertook postdoctoral work first in the Institute of Organic Chemistry at Syntex Research and then with Professor Carl Djerassi at Stanford University. He is currently a director of ImStar Therapeutics Inc., a private company developing a drug for the treatment of Amyotrophic Lateral Sclerosis (ALS), and serves on the Scientific Advisory Board of The Bluefield Project, a nonprofit committed to finding a cure for frontotemporal dementia.

In connection with his hire, the Company has granted Dr. Massey 750,000 restricted stock units (RSUs) pursuant to the Company’s 2012 Commencement Incentive Plan and in accordance with Nasdaq Listing Rule 5635(c)(4) concerning inducement grants to new employees. Each RSU gives the holder the right to receive upon vesting, without cash payment, a share of StemCells common stock. All of Dr. Massey’s RSUs are performance based vesting and will vest upon the timely achievement of predefined clinical milestones relating to the Company’s Phase II studies in spinal cord injury and age related macular degeneration.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its platform technology, HuCNS-SC® (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Interim data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) shows measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. Enrollment has recently commenced in the Company’s Phase II clinical trial in cervical SCI. StemCells, Inc. has also completed enrollment and treatment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD, which is the leading cause of blindness in the elderly. Interim results for those subjects with twelve months duration following transplantation of HuCNS-SC cells into the eye, the Company reported a 70 percent reduction in the rate of disease progression as compared to the control (untreated) eye and a 65 percent reduction in the rate of disease progression as compared to the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”), its commercial prospects and ability to dramatically improve the standard of care for patients, and the prospect and timing for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262